Exhibit 99.01

News Release

Brooke Corporation Announces Sale of Convertible Preferred Stock

OVERLAND PARK, Kan., Sept. 15, 2006 – Brooke Corporation (NASDAQ: BXXX) announced today the sale of 20,000 shares, representing $20 million stated value, of its newly designated Perpetual Convertible Preferred Stock Series 2006, coupled with warrants, to an accredited institutional investor in a negotiated private placement transaction. Antaeus Capital, Inc. served as the placement agent for the offering.

The net proceeds will be used to repay a $10 million promissory note issued during the second quarter of 2006 for the purpose of contributing capital to Brooke Corporation’s finance company subsidiary to help it fund a growing loan portfolio. It is expected that the remaining net offering proceeds will be used to support the further growth of Brooke Corporation’s subsidiaries, including growth through additional product and service offerings made available to Brooke insurance agency franchisees.

Dividends on the Preferred Stock will be paid in cash at a rate of 13 percent per annum; however, subject to certain exceptions, no dividends will be accrued or paid on the Preferred Stock for the first two years after closing. The purchase price of $14.6 million represented a $5.4 million discount from the $20 million stated value.

The Preferred Stock is convertible into Brooke common stock at a fixed conversion price of $17 per share of common stock, subject to anti-dilution adjustments. This conversion price represents a 40 percent premium to yesterday’s closing price. Based on a $17 per share conversion price, approximately 1.2 million shares of Brooke common stock would be issued if all of the Preferred Stock is converted into common stock.

The purchaser may convert the Preferred Stock into Brooke common stock pursuant to the terms of the transaction documents. After two years, under certain circumstances, Brooke Corporation may also require the investor to convert the Preferred Stock if Brooke’s common stock price exceeds $29.75 per share for a specified number of days. After two years, subject to certain conditions, Brooke Corporation may redeem up to 50 percent of the Preferred Stock for a cash payment equal to 115 percent of the investment amount being redeemed and, after five years, may redeem the remaining Preferred Stock upon the same terms.

In conjunction with the Preferred Stock sale, Brooke Corporation also issued warrants to purchase approximately 235,000 shares of Brooke common stock at an exercise price of approximately $24 per share, subject to anti-dilution adjustments, which is approximately 200 percent of the weighted average price for the five trading days preceding the closing date. These warrants are exercisable immediately and expire after 48 months.

In connection with this sale, the company signed a registration rights agreement with the holder of the Preferred Stock. Among other things, this registration rights agreement requires the company, within 30 days after closing, to file a registration statement relating to the resale of the common stock issuable upon conversion of the Preferred Stock and upon exercise of the warrants. The sale of the Preferred Stock was not registered under the Securities Act of 1933 and was offered and sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933.This announcement is made as a matter of record only and no Preferred Stock or other securities are offered hereby.

About our company…Brooke Corporation is listed on the Nasdaq Global market under the symbol “BXXX.” Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 650 franchise locations. Brooke Credit Corporation is a subsidiary that originated loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, visit http://www.brookecorp.com/.

E-mail Distribution…To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with the conversion price for the Preferred Stock and the number of shares of common stock actually issued as a result of the conversion of the Preferred Stock and exercise of the warrants, uncertainties associated with the use of proceeds from the sale of Preferred Stock and warrants, uncertainties associated with adjustments, conditions, restrictions and protections included in the terms of the agreements, the Preferred Stock, the warrants and other documents related to the sale of the Preferred stock and warrants and related transactions, the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov/.

SOURCE: Brooke Corporation

CONTACT: Anita Larson, Brooke Corporation, larsa@brookecorp.com, or +1-913-661-0123

Web site: http://www.brookecorp.com/

http://brookecorp.mediaroom.com/